EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made on August __, 2011 (the “Effective Date”), between Pernix Therapeutics Holdings, Inc. (“Pernix”), located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380, and Jan Loeb (“Consultant”), having a place of business at c/o Leap Tide Capital Management, LLC, 10451 Mill Run Circle, Suite 400, Owings Mills, MD 21117. Pernix has retained Consultant, on a non-exclusive basis, to perform certain Services (as defined below) in accordance with the terms herein. The parties hereby agree as follows:		5.	Confidentiality: Consultant shall not disclose, during the term of this Agreement and for five (5) consecutive years thereafter, the Confidential Information (defined below) of Pernix to a third party, except to the extent required to perform the Services hereunder and provided Consultant has entered into a confidentiality agreement with such third party with substantially the same terms as set forth in this Section 5. “Confidential Information” shall mean any non-public technical, business, product and financial information, including, without limitation, financial data, marketing strategies, patent disclosures, patent applications, structures, models, techniques, processes, compositions, compounds, formulas, inventions, schematics, and apparatus of Pernix. If Consultant is required by law or court to disclose the Confidential Information of Pernix, Consultant shall first provide immediate written notice to Pernix to enable Pernix at Pernix’s sole cost to obtain a protective order. Consultant shall not use the Confidential Information except as needed to perform the Services. This Section 5 shall survive the termination of this Agreement.
1.	Services: Consultant will timely perform the “Services” and only the “Services” described in the statement of work (“SOW”), substantially in the form attached hereto.

2.	Compliance with Laws: Consultant shall perform the Services in accordance with applicable federal,state and local laws and regulations.

3.	Relationship of Parties: The relationship of Consultant to Pernix is that of an independent contractor and not an employee, agent or partner of Pernix. Nothing herein shall be construed ascreating any other relationship.

		6.	Compensation and Payment Terms: Pernix shall pay Consultant the fees specified in the SOW. Pernix will promptly reimburse Consultant for reasonable and customary expenses actually incurred by Consultant in connection with Consultant’s performance of the Services, in accordancewith the SOW; provided, however, that Consultant shall obtain the prior written approval of Pernix for any expenditure or group of related expenditures exceeding $2,000. Upon completion of the Services herein, Consultant shall invoice Pernix’s Accounts Payable Department and Pernix shall pay such invoice within forty-five (45) days after Pernix’s receipt thereof.
4.	Consultant’s Agents: Consultant shall select and have full and complete control over, and responsibility for, all actions of Consultant’s employees or other agents. None of Consultant’sagents shall be, or shall be deemed to be, the agents of Pernix for any purpose whatsoever by virtue of this Agreement or otherwise. Consultant accepts liability for the payment of all taxes and/or contributions for unemployment insurance, pensions, annuities or social security payments that are measured by the wages, salaries or other remuneration paid to Consultant or Consultant’s agents, and Consultant shall reimburse and indemnify Pernix for any such taxes or contributions or penalties that Pernix may be compelled to pay. This Section 4 shall survive the termination of this Agreement.

7.	Acceleration of Vesting. All options to purchase shares of Pernix’s common stock held by Consultant as of the Effective Date and not yet exercisable shall become exercisable over a twelve month period, with one-fourth of such outstanding options becoming exercisable on the 1st day of each fiscal quarter beginning October 1, 2011, and the option exercise price shall be payable at Consultant’s option through a “cashless” exercise arrangement. Notwithstanding the foregoing, any cashless exercise shall be made in accordance with Pernix’s then-current procedures and policies for cashless exercise. All shares of restricted stock of Pernix held by Consultant as of theEffective Date shall vest over a twelve month period, with one-fourth of the number of such shares free of any restriction and fully vested on the 1st day of each fiscal quarter beginning October 1, 2011. All other benefits or interests of Consultant in any of Pernix’s long term incentive plans or arrangements which are subject to vesting shall be vested in accordance with the schedule described above.		If to Pernix:

Pernix Therapeutics Holdings, Inc.
10003 Woodloch Forest Drive
The Woodlands, Texas 77380Attn: Tracy Clifford
Tel: 843-720-1501
Fax: 843-723-0479

If to Consultant:

Jan Loeb
c/o Leap Tide Capital Management, LLC
10451 Mill Run Circle, Suite 400
8.	Materials and Work Product: All materials, documents and information of any kind supplied to for Consultant by Pernix in connection with this Agreement shall remain the sole and exclusive property of Pernix, and upon termination of this Agreement, Consultant shall promptly return all such materials to Pernix. Pernix shall be the exclusive owner of any and all reports, documents andmaterials created or produced by Consultant in performing the Services hereunder (the “Work Product”). All Work Product that is copyrightable subject matter shall be considered “work made hire” within the meaning of the United States copyright laws and Pernix shall be sole owner thereof.		Owings Mills, MD 21117
Ph: 410-654-3315
Fax: 410-654-3316
Email: jloeb@leaptidecapital.com

		11.	Attorneys Fees. Pernix shall pay Consultant’s attorneys’ fees in connection with the negotiation of this Agreement, such attorneys’ fees not to exceed $3,000.

9.	Term and Termination: This Agreement shall commence on the Effective Date and shall continue for a period of four (4) years, unless terminated earlier as set forth below. Either party may terminate this Agreement upon 10 days’ prior written notice to the other party in the event the other party breaches this Agreement and fails to cure such breach within such ten-day period.	12.	Governing Law: The laws of the State of Louisiana, without giving effect to its conflict and choice of law principles, shall govern all matters arising out of or relating to this Agreement.

		13.	Assignment: Consultant shall not assign this Agreement or the Services to be performed hereunder to any other entity or person without the prior written consent of Pernix.

10.	Notice: Any notice sent pursuant to this Agreement shall be in writing and shall be deemed effective upon receipt if sent (i) by courier, (ii) by prepaid registered or certified mail, (iii) by expedited delivery service, or (iv) by facsimile transmission, receipt confirmed, addressed to the parties at their respective addresses below, or such other address as either party may designate bywritten notice in accordance with this Section 10:
		14.	Complete Agreement; Conflicting Terms: This Agreement constitutes the entire agreement in the parties hereto with respect to the subject matter hereof, and there are no other agreements orbetween understandings, written or oral, between the parties relating to the subject matter of thisAgreement. Any modification to or waiver of this Agreement shall not be effective unless executed writing by both parties. If there is a conflict in the terms of this Agreement and the SOW issued pursuant to this Agreement, the terms of this Agreement shall control. Pernix’s failure to object to conflicting terms in the SOW shall not be deemed to constitute Pernix’s acceptance of such conflicting terms.

The parties have executed this Consulting Agreement as of the Effective Date.

Pernix Therapeutics Holdings, Inc.

By:	/s/ Cooper C. Collins
Name:	Cooper C. Collins
Title:	President and CEO

Jan Loeb

By:	/s/ Jan Loeb

Exhibit “A”
to
Consulting Agreement
between Pernix Therapeutics, LLC and Jan Loeb

Consultant will timely and satisfactorily provide Pernix with the following services (the “Services”), for the fees set forth below:

1.	Services.

Provide consulting advice up to five hours per calendar month to Pernix,  upon request of Pernix’s Chairman of the Board or Chief Executive Officer, relating to accounting or audit services, capital markets, compensation issues or corporate or business related matters.  Consultant shall, upon reasonable request of Pernix, prepare such memos, summaries or updates relating to the Services.  Consultant shall also make himself reasonably available to attend meetings of the board or directors or management, provided Consultant receives reasonable advance notice of such meetings.

2.	Compensation.

Pernix shall pay Consultant on a monthly basis, fixed payments in an amount totaling an annual amount of $54,000 for the Services that Consultant timely and satisfactorily renders to or on behalf of Pernix.

3.	Right of First Refusal.

(a)
Grant.  During the term of this Agreement, Consultant hereby unconditionally and irrevocably grants to Pernix a right of first refusal to purchase from Consultant all or any portion of any Capital Stock that Consultant may propose to sell or offer to sell at a price equal to the average of the price per share as of the close of business on the two (2) business days immediately preceding such sale and on the same terms and conditions as those offered by Consultant, provided, however that Pernix shall not have a right of first refusal: (i) with respect to any charitable donations by Consultant of any Capital Stock; or (ii) with respect to any gifts of Capital Stock to family members.

(b)
Notice.  Consultant must deliver written notice to Pernix not later than two (2) days prior to the consummation of such proposed transfer.  Such notice shall contain the material terms and conditions (including price and form of consideration) of the proposed transfer and the identity of the prospective transferee.  Pernix shall notify Consultant of its intention to purchase the Capital Stock within two (2) days from the receipt of Consultant’s notice and the closing of such transfer must occur within three (3) business days thereafter.

(c)
Transfer Void.  Any proposed transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of Pernix or its transfer agent and shall not be recognized by Pernix.

This Exhibit “A” is executed by the authorized agents of the parties below, as of the last date below, and is subject to the terms, covenants and conditions of, and is incorporated into, that certain Consulting Agreement entered into between the parties, dated August __, 2011.

Pernix Therapeutics Holdings, Inc.		Jan Loeb

By:	By:

Date:	Date: